Exhibit 8.1

Mayer Brown LLP 1221 Avenue of the Americas
New York, NY 10020-1001
United States of America

T: +1 212 506 2500
F: +1 212 262 1910
mayerbrown.com

March 31, 2025

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario

Canada M5L1A2

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Canadian Imperial Bank of Commerce (the “Bank”) in connection with the issuance by the Bank of US$400,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2029 (the “Floating Rate Notes”) and US$1,400,000,000 aggregate principal amount of its 4.857% Fixed-to-Floating Rate Senior Notes due 2029 (the “2029 Fixed-to-Floating Rate Notes,” and together with the Floating Rate Notes, the “Notes”), as described in the Prospectus Supplement dated March 24, 2025 (the “Prospectus Supplement”) to the Prospectus dated October 2, 2024 (the “Prospectus”) contained in the Registration Statement on Form F-3, File No. 333-282307 (the “Registration Statement”). We hereby confirm to you that the statements that describe provisions of the U.S. Internal Revenue Code of 1986, as amended, or the rules and regulations promulgated thereunder, under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement are our opinion, subject to the qualifications, limitations and assumptions set forth in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K incorporated by reference in the Registration Statement, and to the reference to our opinion in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Mayer Brown LLP